Exhibit 10.14
TARGA LIQUIDS MARKETING AND TRADE
RAW PRODUCT PURCHASE AGREEMENT
EFFECTIVE DATE: January 1, 2007 (“Effective Date”)

Seller:	Targa Texas Field Services LP 1000 Louisiana, Suite 4300 Houston, TX 77002-5050 Fax No. (713) 584-1503 Attn: Contracts Administration

Buyer:	Targa Liquids Marketing and Trade 1000 Louisiana, Suite 4300 Houston, TX 77002-5050 Fax No. (713) 584-1503 Attn: Contracts Administration
1.	SALE AND PURCHASE
     Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, Raw Product on the terms and conditions set forth in this Raw Product Purchase Agreement (the “Agreement”).
2.	TERM
     This Agreement shall commence on the Effective Date and shall continue in full force and effect for one year thereafter (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically be extended for successive one year terms, unless either Party shall have given the other Party no less than 60 Days written notice of its intent to terminate this Agreement prior to the end of (i) the Initial Term, or (ii) the then-current one year extension term, as applicable (the Initial Term, as extended by one year extension terms, the “Term”).
3.	TERMS OF SALE AND PURCHASE
3.1.	VOLUMES
     Seller commits and dedicates to sell, and Buyer agrees to purchase, all volumes of Raw Product owned or controlled by Seller and produced from the Originating Facility.
3.2.	DELIVERY OF RAW PRODUCT
     Raw Product will be delivered to Buyer from Seller at or near the tailgate of the Originating Facility into an existing Pipeline designated by Buyer or such other locations as are mutually agreed to by the Parties.
3.3.	SHIPMENT
     Buyer shall procure transportation for all Raw Product from the Originating Facility to the applicable destination.

4.	PRICE
4.1.	PRICE DETERMINATION FOR INTERCOMPANY RAW PRODUCT SALES
(a)	Buyer shall pay to Seller for the Intercompany Raw Product delivered to Buyer hereunder, a purchase price equal to the OPIS Index Price for each Gallon of each NGL Component contained in the Raw Product, minus the Transportation Costs and the Fractionation Costs.

(b)	“OPIS Index Price” means the monthly average of the daily high and low prices per Gallon, for the Month in which delivery occurs, as quoted by OPIS in the OPIS LP-Gas Report for “Any Current Month” volumes in the “Mont Belvieu Spot Gas Liquids Prices” table using: (i) the Non-TET prices for the propane, isobutane, normal butane and natural gasoline NGL Components; and (ii) the Purity Ethane price for the ethane NGL Component.

(c)	“Transportation Costs” means all transportation costs incurred by Buyer in transporting the Raw Product delivered by Seller under this Agreement, including pipeline tariff charges, line fill, penalties and other charges attributable to the Raw Product.

(d)	“Fractionation Costs” means the fractionation costs and expenses incurred by Buyer in connection with the receipt and fractionation of Raw Product delivered by Seller under this Agreement that are charged to Buyer with respect to the Raw Product delivered under this Agreement. Depending on the entity fractionating Raw Product for Buyer, such fee shall be (i) the then current fee under Seller’s fractionation agreement with Gulf Coast Fractionators, (ii) the then current fee applicable to partners of Cedar Bayou Fractionators, L.P. or any other entity providing fractionation services in which an Affiliate of Buyer has an ownership interest, or (iii) the fractionation fees charged to Buyer by a third party providing fractionation services with respect to such Raw Product.
4.2.	PRICE DETERMINATION FOR THIRD PARTY SALES
(a)	Buyer shall pay to Seller for all Raw Product (other than Intercompany Raw Product) delivered to Buyer hereunder a price equal to the Third Party Price.

(b)	“Third Party Price” means, for each Month, the aggregate proceeds received by Buyer from the sale to Buyer’s customers of Raw Product delivered by Seller hereunder, less Third Party Sales Costs.

(c)	“Third Party Sales Costs” means (i) the Transportation Costs (as defined in Section 4.1), (ii) the Fractionation Costs (as defined in Section 4.1), and (iii) all other costs and charges reasonably incurred by Buyer in connection with Buyer’s sale to its customers of Raw Product (other than Intercompany Raw Product) delivered by Seller hereunder.
4.3.	ALTERNATE INDEX
     If for any reason the OPIS Index for a particular NGL Component or any other index used in the calculations made pursuant to Section 4.1 should (i) cease to be published or (ii) be materially changed, the Parties agree promptly and in good faith to negotiate a mutually satisfactory alternate index or substitute methodology for calculating the price for such Component (the “Alternate Index”). If, on or before 30 Days after the index used to determine the price hereunder ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to arbitration in accordance with the provisions of Article 20, which arbitration procedure will determine the Alternate Index. From the date on which the index price used to determine the price for a particular NGL Component ceases to be available until the Alternate Index is determined, the price for such NGL Component shall be the average of the prices in effect hereunder (or that would have been in effect hereunder) during the 12 Months preceding the Month in which the index upon which the price was based ceased to be available, which price shall be effective until the effective date of the Alternate Index determined as set forth in this Section 4.3. Upon the determination of an Alternate Index, the price will be adjusted retroactively to the date on which the index upon which the price previously was based ceased to be available. Any payments hereunder that are delayed pending the determination of an Alternate Index shall bear interest at the Base Rate from the date that such payment would have been due without such delay until the date of payment.
5.	REPRESENTATIONS AND WARRANTIES
5.1.	SELLER REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer that (i) Seller has Good And Marketable Title to the Raw Product delivered by it to Buyer hereunder and the right to sell and deliver same to Buyer, and SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATED TO ANY FAILURE OF SUCH TITLE OR BREACH OF THIS WARRANTY; and (ii) Seller shall deliver all Raw Product sold to Buyer hereunder in compliance with all Applicable Laws.
5.2.	BUYER REPRESENTATION AND WARRANTY
     Buyer represents and warrants to Seller that Buyer shall receive all Raw Product sold by Seller hereunder in compliance with all Applicable Laws.
5.3.	BUYER ACKNOWLEDGMENT
     Buyer acknowledges that the Raw Product delivered hereunder is hazardous and that Buyer is knowledgeable of (i) the hazards and risks associated with such Raw Product, and (ii) the handling, receipt, transportation, storage and use of such Raw Product.
6.	WAIVER OF CONSUMER RIGHTS
     Each of Buyer and Seller hereby waives its respective rights, if any, under the Texas Deceptive Trade Practices-Consumer Protection Act, Sections 17.41 et seq., except for Section 17.555 Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Buyer and Seller voluntarily consent to this waiver.
7.	DELIVERY
     Delivery shall be deemed to have been completed when the Raw Product has been delivered to the Measurement Points. As between the Parties, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Raw Product prior to and at the Measurement Points and Buyer shall be deemed to be in exclusive control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Raw Product from the Measurement Points.
8.	PASSAGE OF TITLE
     Title to, and risk of loss for, the Raw Product shall pass from Seller to Buyer at the applicable Measurement Points. Notwithstanding the foregoing, title to, and risk of loss associated with, any Offspec Raw Product shall remain with Seller.

9.	MEASUREMENT & ANALYSIS
9.1.	MEASUREMENT
     All Raw Product under this Agreement shall be measured as follows:
(a)	On all deliveries into/out of Pipelines, quantity shall be determined by turbine or positive displacement pipeline meter in accordance with API Manual of Petroleum Measurement Standards.

(b)	Metering systems used for quantity determinations shall not allow vapor return or shall compensate for any vapor return.

(c)	All quantities shall be corrected to 60 degrees Fahrenheit and equilibrium vapor pressure of the applicable Raw Product at 60 degrees Fahrenheit.

(d)	Volume and compressibility correction factors shall be determined from referenced API tables or computer programs used to generate these tables.
9.2.	PRODUCT SAMPLING & ANALYSIS
(a)	Buyer will obtain a sample or samples of the Raw Product from an appropriate location at the Originating Facility or Pipeline, as applicable; at an appropriate time or times and on a frequency established by Buyer; with the exact sampling locations, times and frequencies to be determined by Buyer, in its sole discretion, in order to obtain representative samples of the Raw Product being delivered by Seller under this Agreement.

(b)	Representative samples of the Raw Product shall be analyzed by Buyer.

(c)	Other provisions and standards referenced herein notwithstanding, the volume of the natural gasoline NGL Component contained in the Raw Product shall be calculated using the component densities of the pentanes and the hexanes plus (C6+).
9.3.	STANDARDS
     Measurement, sampling and analysis, pursuant to the above provisions, shall be conducted in accordance with the GPA Standards applicable to the methodology used; including GPA Standards 8182, 8173, 2177 and all other appropriate GPA, API and ASTM standards, with all such standards being incorporated herein for all purposes, including all revisions of those standards adopted and in effect during the Term of this Agreement.
10.	CLAIMS
     All claims by Buyer for deficiencies in Raw Product quantity or quality shall be made to Seller within 180 days of delivery of the applicable Raw Product. All notices regarding Raw Product deficiencies shall be made in accordance with Section 19. Failure by Buyer to timely notify Seller of any deficiency shall be deemed a waiver by Buyer of any claims with regard to such Raw Product deficiencies.
11.	QUALITY
     All Raw Product delivered to Buyer under this Agreement shall meet the specifications governing the applicable Pipeline receipt point and shall not contain any contaminants that may make it or its NGL Components commercially unacceptable. Seller may be required, on Buyer’s behalf as shipper, to furnish any Pipeline on which Raw Product is transported with a certificate setting forth the specifications of each shipment of Raw Product to be transported on such Pipeline. Seller acknowledges that any such Pipeline shall have the right to: (i) refuse to accept any Raw Product for transportation which do not meet such Pipeline’s specifications or which are not of good and merchantable quality suitable for transportation through Pipeline’s existing facilities, and (ii) sample and/or test any shipment of Raw Product prior to acceptance or during receipt of same, and in the event of variance between the Seller’s certificate and the Pipeline’s test, the latter shall prevail.
12.	OFFSPEC RAW PRODUCT
     In the event any of Seller’s Raw Product is contaminated or otherwise fails to conform to the specifications governing the applicable Pipeline receipt point (“Offspec Raw Product”), either Party may notify the other Party of any such failure, and Seller immediately shall undertake and diligently pursue such acts as may be necessary to correct such failure so as to deliver Raw Product conforming to the applicable specifications. Buyer shall have the right, at any time and from time to time, to reject any Raw Product not conforming to the specifications governing the applicable Pipeline receipt point and to refuse or suspend receipt until it is established to Buyer’s reasonable satisfaction that subsequent deliveries of Raw Product will conform to the specifications governing the applicable Pipeline receipt point, and nothing contained in this Section 12 or the Agreement is intended or shall be construed to limit such right. If it is subsequently determined that Buyer unknowingly accepted Offspec Raw Product, the Parties will mutually agree upon a discounted price for such Offspec Raw Product to reflect (i) its diminution in value, if any, from Raw Product meeting the specifications governing the applicable Pipeline receipt point or (ii) the cost incurred by Buyer in handling such Offspec Raw Product. SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS FROM AND AGAINST ANY CLAIMS ARISING OUT OF, OR RELATED TO, THE DELIVERY OF OFFSPEC RAW PRODUCT TO BUYER WHICH ARE UNKNOWINGLY ACCEPTED BY BUYER.
13.	INSPECTIONS
     Each Party shall be entitled to have its representatives present during all loadings, unloadings, tests, samples and measurements involving delivery of Raw Product under this Agreement. Either Party may engage certified independent inspectors to perform gauging, sampling, and testing up to four times during each 12 Month period during the Term, in which event such inspector’s determinations shall be conclusive and binding on the Parties. Payments for such outside inspector’s services will be shared equally among the Parties unless some other arrangement for payment is mutually agreed upon.
14.	NOMINATIONS; DAMAGE PAYMENTS
14.1	MONTHLY NOMINATIONS
     Prior to the end of each Month Seller will nominate the total quantity of Raw Product to be delivered to Buyer pursuant to this Agreement during the succeeding Month, giving sufficient time to meet the applicable Pipeline’s nomination deadlines for such Month, and will also provide Buyer with any other operational information which could have a significant effect on the quantity of Raw Product delivered for the Month. Seller and Buyer will cooperate in communicating throughout each Month regarding any changes in the quantity of Raw Product to be delivered at the Measurement Point. Should Seller become aware that actual deliveries at the Measurement Point on any day will be more or less than the nominated quantity, Seller will promptly notify Buyer.
14.2	DAMAGE PAYMENTS
     In the event that (i) Buyer is unable to take all of the Raw Product nominated by Seller during a particular Month due to any Person’s failure to take Raw Product from Buyer, and (ii) Buyer receives Damage Payments in connection with such event, Buyer will pay Seller its pro rata share of such Damage

Payments based on the amount of nominated Raw Product not taken by Buyer from Seller and any other Affiliates of Buyer as a result of such event.
15.	DEFAULT; TERMINATION
15.1.	EVENTS OF DEFAULT
     It shall be an “Event of Default” if:
(a)	Either Party becomes insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the benefit of such Party’s creditors, or a Party makes a filing for protection from creditors under any bankruptcy or insolvency laws, or such filing is made against a Party;

(b)	Buyer fails to make any payment when due and such nonpayment shall have continued for 10 Days or more after notice of same from Seller;

(c)	Either Party fails to perform any of its material obligations hereunder and such nonperformance shall have continued for 30 Days or more after notice of same from the other Party.
15.2.	TERMINATION FOR DEFAULT
(a)	If an Event of Default occurs and is continuing, the non-defaulting Party may, by written notice to the defaulting Party, designate a day no earlier than the day such notice is effective as an early termination date (“Early Termination Date”). On the Early Termination Date, all obligations due on or after the Early Termination Date under the Agreement shall be terminated except as provided herein. If an Early Termination Date has been designated, the non-defaulting Party shall in good faith calculate the amount due between the parties as of the Early Termination Date. The non-defaulting party shall notify the defaulting Party in writing of the amount due and whether it is owed to or from the defaulting Party (the “Termination Payment”). The party owing the Termination Payment shall pay it to the other party within two Business Days after the effective date of such notice, with interest at the Base Rate from the Early Termination Date until paid.

(b)	In addition, the defaulting Party hereunder shall reimburse the non-defaulting Party, on demand, for actual, reasonable out-of-pocket expenses (with interest at the Base Rate), including, without limitation, reasonable legal fees and expenses incurred by the other Party in connection with the enforcement of the Agreement.

(c)	If an Early Termination Date is designated, the non-defaulting party shall be entitled, in its sole discretion, to set-off any amount payable by the non-defaulting Party or any of its Affiliates to the defaulting Party under the Agreement or otherwise, against any amounts payable by the defaulting Party to the non-defaulting Party or any of its Affiliates under this Agreement or otherwise. This provision shall be in addition to any right of setoff or other right and remedies to which any party is otherwise entitled (whether by operation of law, contract or otherwise). If an obligation is unascertained, the non-defaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the non-defaulting party accounting to the defaulting Party when the obligation is ascertained.

16.	FORCE MAJEURE
16.1.	SUSPENSION
     In the event of either Party being rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of the Party suffering force majeure shall be suspended to the extent affected by and for the period of such force majeure condition. Such Party suffering force majeure shall give notice and full particulars of such force majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause. Such cause shall as far as possible be remedied with all reasonable dispatch.
16.2.	DEFINITION
     The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes or storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, gathering systems or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, plants, or lines of pipe, the making of repairs, expansions or alterations to lines of pipe or plants, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of the Originating Facility or the facilities used to accept delivery of Raw Product and/or measure the same, electric power shortages, necessity for compliance with Applicable Laws, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not within the control of the Party claiming suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome. Such term shall likewise include, in those instances where either Party hereto is required to obtain permits or licenses from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, such permits or licenses. The term “force majeure” shall also include any event of force majeure occurring with respect to the facilities or services of either Party’s suppliers or customers delivering or receiving any Raw Product, fuel, feedstock, or other substance necessary to the performance of such Party’s obligations, and shall also include curtailment or interruption of deliveries or services by such third party suppliers or customers as a result of an event of force majeure.
16.3.	LABOR DISPUTES
     It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the sole discretion of the Party having difficulty.
16.4.	MAINTENANCE
     Either Party and/or its designee may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the Party requiring such relief shall give to the other Party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable, in cases where the operations of the other Party will not be affected, or as to Buyer’s performance, in cases where the Raw Product is being delivered to a terminal or a fractionation facility operated by a third party and the operator of such plant fails to give Buyer notice of such plant maintenance. The Party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other Party as little as possible.

16.5	RATABLE TAKE
     Whenever a force majeure event or other circumstances prevent Buyer from taking delivery of all of the Raw Product nominated by Seller during a particular Month, Buyer will use commercially reasonable efforts to take Seller’s Raw Product ratably as to quantity with all other Raw Product that is nominated by Affiliates of Buyer that are also affected by such event.
17.	INDEMNITIES
     SELLER SHALL INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO SELLER’S OWNERSHIP, POSSESSION OR CONTROL OF THE RAW PRODUCT UP TO THE MEASUREMENT POINTS, AND BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO BUYER’S OWNERSHIP, POSSESSION OR CONTROL OF THE RAW PRODUCT AT AND AFTER THE MEASUREMENT POINTS.
18.	ASSIGNMENT
     Should the rights of Seller giving rise to its ownership and/or control of the Raw Product being sold hereunder be assigned during the Term of this Agreement (such as sale of any interest in an Originating Facility wherein Seller’s ownership and control of Raw Product therefrom arises from Seller’s ownership interest in the Originating Facility), Seller shall make any such a transfer expressly subject to the terms and conditions of this Agreement and shall (i) require its successor in interest to expressly assume and agree to perform Seller’s obligations under this Agreement and to the extent of such assignment or transfer should Seller transfer less than all of its such rights. Nothing herein shall be construed to release Seller from its obligations hereunder. This Agreement may be assigned by either Party to any of its Affiliates or any Party that is the transferee or successor to all or substantially all of the assets of the assigning Party without the prior written consent of the other Party; provided that the assignee shall expressly agree to assume and perform all of the assigning Party’s obligations hereunder. Any other assignment of this Agreement shall require the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed. Any assignment in violation of this Section 18 shall be void ab initio.
19.	NOTICE
     Any notice, claim, demand or other correspondence hereunder shall be in writing and shall be delivered personally by courier or overnight delivery service, by certified mail, return receipt requested, or by fax (promptly followed by a copy sent by mail or personal delivery), to the Party’s address set forth in this Agreement, unless changed by notice. Such notice, claim, demand or correspondence shall be deemed to have been given on the date of the actual delivery thereof to the Party receiving such notice, or, if receipt is refused or rejected, upon attempted delivery.
20.	DISPUTE RESOLUTION
20.1.	INITIAL NOTICE
     Either Party may initiate dispute resolution procedures by sending written notice (the “Initial Notice”) to the other Party specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article 20. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Within 10 Business Days after delivery of the Initial

Notice, the receiving Party shall submit to the other a written response. The Initial Notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 25 Business Days after delivery of the Initial Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
20.2.	PROCEEDINGS
     Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by negotiation between executives herein within 45 Business Days after delivery of the Initial Notice, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by three arbitrators appointed by CPR under the terms of CPR Rule 6; provided, however, that if one Party fails to participate in negotiation as agreed herein, the other Party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall commence upon the receipt of a notice of arbitration by either Party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. and the Texas Arbitration Act, TEX. CIV. PRAC. & REM. CODE §§ 171.000 et seq., to the extent applicable and not in conflict with the Federal Arbitration Act. The arbitrators shall render a reasoned award, and judgment upon the award may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Houston, Texas. Unless the Parties to this Agreement agree in writing otherwise, the arbitrators shall not have the power to award, nor shall they award, any punitive or consequential damages (however nominated); however, the arbitrators may award specific performance where appropriate. Each Party shall pay its own attorneys fees and costs, and each Party shall pay one-half of the arbitrators’ fees and costs, no matter which side prevails. Except as required by law or necessary to confirm or enforce an award, all proceedings hereunder shall remain confidential.
20.3.	PRELIMINARY INJUNCTIONS; PERFORMANCE PENDING RESOLUTION
     Notwithstanding the foregoing, either Party may request preliminary injunctive and/or equitable relief from a court of competent jurisdiction at any time before an arbitrator has been selected in order to protect the rights or property of such Party pending the resolution of the dispute as provided hereunder. Despite such action the Parties will continue to participate in the procedures specified in this Agreement. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to the Agreement, unless to do so would be impossible or impracticable under the circumstances.
21.	STATEMENTS, AUDIT
     On or before the 15th Business Day of the Month following the Month of delivery, Buyer shall deliver to Seller a statement showing for the Month of delivery the amount and type of Raw Product delivered for sale hereunder, and the applicable NGL Component price(s). Payment shall be made by Buyer within 10 days after its delivery of the statement. Buyer may net against payments owed to Seller under this Agreement any outstanding payments owed by Seller to Buyer under this Agreement. If Seller in good faith disputes all or part of any statement or payment, then Seller shall provide Buyer with a written notice and explanation of the basis for the dispute, but shall have no right to suspend performance under this Agreement.
     Subject to the limitations set forth in the following paragraph, if an error is discovered in any statement or payment, then the Party entitled to receive such payment shall be paid by the other Party within 10 days after issuance of a corrected invoice, together with interest at the Base Rate.
     For a period of 24 Months from the date of any statement or invoice, each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party which relate to the Raw Product being delivered under this Agreement and any other matters covered by this Agreement and shall have the right to audit such records and other documents once a year in the offices of the Party to be audited at any reasonable time or times upon at least 15 Days prior written notice Neither Party shall make any claim on the other for any adjustment 24 Months after the date of any statement or invoice.
22.	TAXES
     Seller shall be responsible for any royalties, overriding royalties, and other payments due or to become due on the hydrocarbons which are subject to this Agreement. Seller shall be liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all taxes applicable to the sale of Raw Product by Seller to Buyer hereunder. SELLER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE PAYMENT OF ANY TAXES, ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS DUE OR TO BECOME DUE ON THE RAW PRODUCT AND WHICH SELLER IS OBLIGATED TO PAY UNDER THIS AGREEMENT.
23.	LIMITATION OF LIABILITY
     Neither Party shall be liable to the other Party for any indirect, incidental, punitive, exemplary, consequential or special damages save and except only to the extent such damages are imposed on a Party entitled to indemnity under the terms of this Agreement in favor of an unaffiliated third party and such damages arise from an underlying claim, liability or damages against which such Party entitled to indemnity is indemnified by a Party to this Agreement.
24.	CONFLICTS OF INTEREST
     No director, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. Any representative(s) authorized by either Party may, at its sole expense, audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this Section 24.
25.	CONDUCT OF PARTIES’ BUSINESS
     Each Party in the performance of this Agreement is engaged in an independent business and nothing herein contained shall be construed as giving either Party any right to control the other Party in any way in the performance of the other Party’s business. Neither Party shall have any right to exercise control over any of the other Party’s employees, representatives, agents or contractors of any level except to the extent of any safety requirements for delivery of Raw Product under this Agreement. All employees, representatives, agents or contractors of any level of a Party shall be entirely under the control and direction of that Party, which shall be entirely responsible for their actions and omissions.
26.	GOVERNING LAW
     THIS AGREEMENT SHALL BE SUBJECT TO THE JURISDICTION OF, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING THE UNIFORM COMMERCIAL CODE EXCEPT AS OTHERWISE SPECIFIED HEREIN, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES THAT MAY DIRECT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
27.	CONFIDENTIALITY
     Each Party agrees that it shall not disclose Confidential Information whether acquired before or after the Effective Date, to any third party other than each Party’s officers, directors, employees, advisors or representatives who need to know and agree to maintain the confidentiality of the Confidential Information (collectively, “Representatives”) during the Term and for a period of not more than three years after the end of the Term. Each Party shall be responsible for any breach of this Agreement by its Representatives.
     Notwithstanding anything contained in this Section 27, Confidential Information may be disclosed to any governmental, judicial or regulatory authority requiring such Confidential Information, provided that: (i) such Confidential Information is submitted under applicable provisions, if any, for confidential treatment by such governmental, judicial or regulatory authority; (ii) prior to such disclosure, the Party who supplied the information is given notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; and (iii) the Party subject to the governmental, judicial or regulatory authority endeavors to protect the confidentiality of any Confidential Information to the extent reasonable under the circumstances and to use its good faith efforts to prevent the further disclosure of any Confidential Information provided to any governmental, judicial or regulatory authority.
28.	SEVERABILITY
     The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein.
29.	NO THIRD PARTY BENEFICIARY
     Nothing in this Agreement shall entitle any Person other than Seller or Buyer, or their successors or assigns, to any claim, cause of action, remedy or right of any kind relating to the transaction(s) contemplated by this Agreement.
30.	WAIVER
     Waiver by either Party of the breach of any provision(s) hereof by the other Party shall not be deemed to be a waiver of the breach of any other provision(s) hereof or of any subsequent or continuing breach of such provision(s).
31.	ENTIRE AGREEMENT — ALTERATIONS OR AMENDMENTS
     This Agreement contains the entire agreement of the Parties respecting the matters addressed herein and no oral promises, agreements or warranties shall be deemed a part hereof, nor shall any alteration or amendment of this Agreement, or waiver of any of its provisions, be binding upon either Party hereto unless the same be in writing and signed by both Parties.
32.	COMPLIANCE WITH LAWS
     The Parties shall comply with all Applicable Laws in the performance of their respective obligations under this Agreement.
33.	HEADINGS
     The headings of the Articles, Sections and Paragraphs of this Agreement are for convenience of reference only and shall not constitute a part, nor modify, define or limit any of the terms or provisions, hereof.

34.	SURVIVAL
     The provisions of Articles 15, 17, 20, 23, 26 and 27 shall survive any expiration or termination of this Agreement.
35.	FURTHER ASSURANCES
     Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
36.	RULES OF CONSTRUCTION
     In construing this Agreement, the following principles shall be followed:
(a)	No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(b)	Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(c)	The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions.

(d)	The plural shall be deemed to include the singular and vice versa, as applicable.

(e)	Unless the context otherwise requires, any reference to a statutory provision (including those contained in subordinate legislation) is a reference to the provision as amended or re-enacted, or as modified by other statutory provisions from time to time, and includes subsequent legislation made under the relevant statute.

Accepted and Agreed to:		Accepted and Agreed to:

Targa Texas Field Services LP		Targa Liquids Marketing and Trade

By:	Targa Resources Texas GP, LLC, its general partner

By:	/s/ Stacy Duke	By:	/s/ D. S. Pryor

Name:	Stacy Duke	Name:	D. S. Pryor

Title:	Vice President	Title:	Vice President

EXHIBIT A
DEFINITIONS
In addition to any terms defined in the Raw Product Purchase Agreement to which this Exhibit A is affixed, as used herein, the following terms shall be given the following meanings:
“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, with the term “control” (including the terms “controlled by” or “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns 50% or more of the voting securities of the specified Person, if the specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of the specified Person and such Person are under common control.
“Agreement” is defined in Section 1.
“Alternate Index” is defined in Section 4.3.
“API” means the American Petroleum Institute.
“Applicable Laws” means all applicable laws, statutes, regulations, rules, authorizations and orders of, and all applicable restrictions imposed by, any Governmental Authority.
“ASTM” means ASTM International (formerly American Society for Testing and Materials).
“Base Rate” means the lesser of (i) 2% above the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by JPMorgan Chase, as such “prime rate” may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.
“Business Day” means any day other than a Saturday, Sunday or a weekday that is observed as a holiday by federal reserve banks located in Houston, Texas.
“Buyer” means Targa Liquids Marketing and Trade, a Delaware general partnership.
“Central Time” means Central Time as adjusted for daylight savings time.
“Claims” means any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, attorneys’ fees, expert witness fees, and court costs) related thereto.
“Confidential Information” means this Agreement and any other written data or information (or an oral communication if the Party requesting confidentiality for such oral communication promptly confirms such communication in writing) which is privileged, confidential or proprietary, except information which (i) is a matter of public knowledge at the time of its disclosure or is thereafter published in or otherwise ascertainable from any source available to the public without breach of this Agreement, (ii) constitutes information which is obtained from a third party (who or which is not an Affiliate of one of the Parties) other than by or as a result of unauthorized disclosure, or (iii) prior to the time of disclosure had been independently developed by the receiving Party or its Affiliates not utilizing improper means.
“Damage Payments” means all liquidated damages or other payments received by Buyer from any Person as a result of such Person’s failure to take Raw Product from Buyer, minus any amounts of such liquidated damages or other payments received by Buyer that are payable to any un-Affiliated third parties in connection with such event.

Exhibit A-1

“Day” or “Daily” means a 24 hour period commencing 7:00 a.m. Central Time and extending until 7:00 a.m. Central Time on the following Day.
“Early Termination Date” is defined in Section 15.2(a).
“Effective Date” is defined in the preamble of this Agreement.
“Event of Default” is defined in Section 15.1.
“Fractionation Costs” is defined in Sections 4.1.
“Gallon” means one U.S. liquid Gallon, which is the unit of volume used for the purpose of measurement of liquid. One U. S. liquid Gallon contains 231 cubic inches when the liquid is at a temperature of sixty 60 degrees Fahrenheit (60°F) and at the vapor pressure of the liquid being measured.
“Good and Marketable Title” means such title free from all liens, mortgages, security interests, encumbrances and adverse claims or other charges.
“Governmental Authority” means any federal, national, state, regional, municipal or local governmental or quasi-governmental authority or regulatory department, agency, legislative, judicial or administrative body, taxing authority or other governmental or quasi-governmental authority in any jurisdiction having jurisdiction over any Party or the performance of the obligations set forth in this Agreement.
“GPA” means the Gas Processors Association, headquartered in Tulsa, Oklahoma, U.S.A.
“Initial Notice” is defined in Section 20.1.
“Initial Term” is defined in Section 2.
“Intercompany Raw Product” means Raw Product purchased by Buyer on its own behalf or sold by Seller to Buyer for sale and delivery to an Affiliate of Buyer.
“Measurement Points” means the point where the Raw Product has passed the downstream flange of the meter measuring the Raw Product for delivery at the location specified in Section 3.2.
“Month” or “Monthly” means a period commencing at 7:00 a.m. Central Time on the first Day of a calendar month and extending until 7:00 a.m. Central time on the first Day of the next succeeding calendar month.
“NGL Component” means each of the five individual hydrocarbon constituents contained in the Raw Product, including ethane, propane, isobutane, normal butane and natural gasoline (with natural gasoline including all pentane and heavier hydrocarbon components).
“Offspec Raw Product” has the meaning ascribed to it in Section 12.
“OPIS” means the Oil Price Information Service.
“OPIS Index” means the Oil Price Information Service Index.
“OPIS Index Price” is defined in Section 4.1.
“OPIS LP Gas Report” means the OPIS LP — Gas Price Report published by Oil Price Information Service.
“Originating Facility” means the Seller’s Mertzon Gas Processing Plant located in Irion County, Texas, the Seller’s Sterling Gas Processing Plant located in Sterling County, Texas, and such other locations as are mutually agreed to by the Parties.
“Parties” means Buyer and Seller collectively.

Exhibit A-2

“Party” means each of Buyer or Seller, as applicable.
“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.
“Pipeline” shall mean any Raw Product pipeline into which the Raw Product is being delivered in accordance with Article 3.
“Raw Product” means a mixture of liquid hydrocarbons meeting the specifications governing the applicable Pipeline receipt point.
“Representatives” is defined in Section 27.
“Seller” means Targa Texas Field Services LP, a Delaware limited partnership.
“Third Party Price” is defined in Section 4.2.
“Third Party Sales Cost” is defined in Section 4.2.
“Transportation Costs” is defined in Sections 4.1.
“Term” is defined in Section 2.
“Termination Payment” is defined in Section 15.2(a).

Exhibit A-3